Exhibit 99.2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of July 28, 2021, is entered into by and among Ramesh Iyer, a Georgia resident (“Ramesh”), Jana Iyer, a Georgia resident (“Jana” and, together with Ramesh, the “Sellers,” and each is, a “Seller”), IMMCO, Inc., a Georgia corporation (“IMMCO”), Gibson Technical Services, Inc., a Georgia corporation (“Buyer”), and Orbital Energy Group, Inc., a Colorado corporation (“OEG”, and together with Buyer, “Buyer Parties”, and each a “Buyer Party”). Certain capitalized terms used herein are defined on Exhibit A hereto, which is hereby incorporated into this Agreement by reference and made a part hereof.

RECITALS

WHEREAS, Sellers, collectively, own one hundred percent (100%) of the issued and outstanding shares of capital stock of IMMCO;

WHEREAS, IMMCO owns and controls (i) 99.95% of the issued and outstanding shares of capital stock of IMMCO Software Solutions Private Limited, an Indian limited company (“ISS”), and (ii) 99.9% of the issued and outstanding shares of capital stock of Saranga Geosoftware and Engineering Services Private Limited, an Indian limited company (“SGES,” and together with ISS, the “India Companies,” which together with IMMCO are referred to herein as the “Seller Companies, and each a “Seller Company”);

WHEREAS, Jana owns and controls (i) .05% of the issued and outstanding shares of capital stock of ISS, and (ii) .10% of the issued and outstanding shares of capital stock of SGES (collectively, the “Minority Interests”);

WHEREAS, Sellers wish to sell and assign to Buyer, which is a wholly-owned subsidiary of OEG, and Buyer wishes to so purchase and assume from Sellers, the Purchased Stock (as defined herein), subject to the terms and conditions set forth herein; and

WHEREAS, concurrent with and as a condition to the Buyer Parties’ willingness to consummate the transactions contemplated hereby, but subject to the occurrence of such consummation, Jana shall sell, transfer, convey and assign, for nominal consideration, the Minority Interests to such designee (the “Buyer Designee”) as Buyer may identify in advance by written notice (the “Minority Interests Transfer”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale of Purchased Stock. Subject to the terms and conditions set forth herein, each Seller shall (and effective upon the Closing does hereby) sell, assign, transfer, convey and deliver to Buyer, and the Buyer Parties shall (and effective upon the Closing does hereby) purchase from such Seller on behalf of Buyer, all of such Seller’s right, title and interest in the Purchased Stock, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than any restriction imposed by or arising from (a) any federal or state securities Laws or (b) the certificate of incorporation, bylaws or other organizational documents of IMMCO. As a condition precedent to the share purchase referenced immediately above, Jana shall (and effective upon the

Closing does hereby) sell, transfer, convey, and assign to the Buyer Designee, and the Buyer shall cause the Buyer Designee to (and effective upon the Closing does hereby) accept the assignment from Jana, all of Jana’s right, title and interest in the Minority Interests, free and clear of any Encumbrance, other than any restriction imposed by or arising from (a) any federal or state securities Laws (including any Indian legal equivalent) or (b) the certificate of incorporation, bylaws or other organizational documents of ISS or SGES, as applicable.

Section 1.02         Purchase Price.

(a)    The aggregate purchase price for the Purchased Stock shall be Twenty Million and No/100 Dollars ($20,000,000.00), subject to adjustment as provided herein (the “Purchase Price”).

(b)	At Closing:

(i)	Buyer shall pay, on behalf of IMMCO or Sellers, the following amounts:

(A)    the sum of all Indebtedness of IMMCO outstanding in favor of First Citizens Bank (the “Bank”) as of the Closing (the “Existing Debt”), by wire transfer in immediately available funds to the account specified on the Funds Flow;

(B)    payments (collectively, the “Phantom Stock Payments”) by wire transfer in immediately available funds to IMMCO in accordance with the instructions on the Funds Flow, for further distribution by IMMCO on the Closing Date to each holder of IMMCO Phantom Stock (the “Phantom Holders”), pursuant to either a special payroll run (for Phantom Holders who are employees of a Seller Company) or a special wire transfer (for Phantom Holders who are independent contractors of a Seller Company) to the bank accounts designated in writing in respect of such Phantom Holders on the Funds Flow, in the amounts set forth on Schedule 1.02(b)(i) hereto; and

(C)    any Transaction Expenses of the Seller Companies or Sellers unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Funds Flow.

(ii)    Buyer shall deliver to Sellers the Closing Cash, by wire transfer in immediately available funds to the bank accounts designated in writing by each of the Sellers in accordance with the instructions on the Funds Flow, in the amounts set forth on Schedule 1.02(b)(ii) hereto.

(iii)    OEG Shall deliver the Closing Stock Consideration via original issue by OEG on behalf of Buyer to each Seller, consisting of shares of OEG Common Stock (as defined below), by delivery of restricted stock certificates of OEG evidencing the Closing Stock Consideration, each duly executed by the President (or equivalent authorized officers) of OEG or, a copy of irrevocable instructions to OEG’s transfer agent to issue the Closing Stock Consideration to each Seller in the amounts set forth on Schedule 1.02(b)(iii) hereto.

(c)    For purposes of Section 1.02(b)(ii), the term “Closing Cash” shall mean Sixteen Million Dollars ($16,000,000.00), as adjusted pursuant to Section 1.03(a)(ii), minus the sum of (i) the Existing Debt, (ii) the Phantom Stock Payments, and (iii) Transaction Expenses of the Seller Companies. The term “Closing Stock Consideration” shall mean the number of shares of common stock of OEG (“OEG Common Stock”) with an aggregate value equal to Four Million and No/100 Dollars ($4,000,000.00) based upon a per share value of $4.575 (any portion of fractional shares to be rounded to nearest whole share, and otherwise disregarded).

Section 1.03 Purchase Price Adjustment.

(a)	Closing Adjustment.

(i)    At least three (3) business days before the Closing, Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyer the Closing Statement, signed by IMMCO, attaching a statement setting forth its good faith estimate as of the Closing (or as of such other date as Buyer and the Sellers may agree in writing) of the (i) Transaction Expenses of IMMCO, (ii) Seller Companies’ Indebtedness, and (iii) consolidated balance sheet of the Seller Companies, containing an estimate of Closing Working Capital (as defined herein) (the “Estimated Closing Working Capital”).

(ii)    Closing Working Capital shall mean Current Assets of the Seller Companies at Closing divided by Current Liabilities of the Seller Companies at Closing. Closing Working Capital shall have a targeted ratio of 3/1 (the “Target Ratio”). The Closing Cash shall, as applicable, be (i) increased by the amount by which the Current Assets of the Seller Companies in the Estimated Closing Working Capital calculation would need to be decreased, or (ii) reduced by the amount by which the Current Assets of the Seller Companies in the Estimated Closing Working Capital calculation would need to be increased, in either case in order to produce the Target Ratio.

(b)	Post-Closing Adjustment.

(i)    Within forty-five (45) days after the Closing Date (as defined herein), Buyer shall prepare and deliver to the Sellers a statement (the “Closing Working Capital Statement”) containing an unaudited consolidated balance sheet of the Seller Companies as of the Closing Date (without giving effect to the transactions contemplated herein) setting forth its final calculation of Closing Working Capital (“Final Closing Working Capital”).

(ii)    The post-closing adjustment to the Closing Cash shall be an amount equal to the Final Closing Working Capital minus the Estimated Closing Working Capital (without duplication related to any Closing Cash adjustment made at Closing under Section 1.03(a)(ii) above) (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers, an amount equal to the Post-Closing Adjustment. If to be paid to Sellers, the Buyer Parties shall (on behalf of Buyer) pay the Post-Closing Adjustment by wire transfer of immediately available funds to such account as is directed in writing by Sellers, in the same proportions as the Closing Cash was distributed to Sellers at Closing. If the Post-Closing Adjustment is a negative number, Sellers, in the same proportions as the Closing Cash was distributed to Sellers at Closing, shall pay to Buyer an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds to such account as is directed in writing by Buyer.

(c)	Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller and Seller’s accountants shall have full access to the books and records of the Seller Companies, the personnel of, and work papers prepared by,

Buyer and its Affiliates and their respective accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the Buyer Parties’ possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or IMMCO.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Henssler Financial. If Henssler Financial is unable or unwilling to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (x) within ten (10) days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) days of the resolution described in clause (v) above.

Section 1.04 Pre-Closing Distribution of Surplus Cash. On or prior to the last business day prior to the Closing, Sellers shall have caused the Seller Companies to distribute to themselves all of the Surplus Cash, if any, of the Seller Companies. As used herein, the term “Surplus Cash” means a portion of the Seller Companies’ estimated cash (excluding any cash that is restricted as to its use by any Seller Company and so reflected on the Seller Companies’ consolidated balance sheet included in the Interim Financial Statements, as defined herein) and cash equivalents on hand at Closing, determined on a consolidated basis in accordance with GAAP (as defined herein) (which for the avoidance of doubt, shall be net of the sum of any checks outstanding as of the time of calculation), that is equal to (but not in excess of) the amount, if any, by which the Seller Companies’ estimated Current Assets at Closing would need to be decreased in order to produce the Target Ratio. The parties intend for the acquisition of the Seller Companies by Buyer to be “cash free” and any necessary reconciliation of cash or cash equivalents to achieve that economic result following the Closing shall be completed in the ordinary course by the parties.

Section 1.05 Withholding Tax. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to any Sellers pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes; provided, however, that Buyer has notified Sellers, in writing at least five days prior to the Closing, of the amounts Buyer intends to deduct or withhold under this Section 1.05 from payments made on the Closing Date. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers in respect of whom such deduction and withholding was made by Buyer.

Section 1.06 Phantom Stock Payments. On the Closing Date, the Buyer Parties shall cause IMMCO to distribute the Phantom Stock Payments to the Phantom Holders, pursuant to the terms of Section 1.02(b)(i)(B), in each case subject to applicable Tax and other standard withholdings. The parties agree and acknowledge that such payments shall be deemed to have occurred on the Closing Date but prior to the effective time of the Closing.

ARTICLE II CLOSING

Section 2.01 Closing. The closing and consummation of the transactions described in this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) by electronic delivery of executed counterparts of this Agreement and each of the instruments contemplated hereby. The consummation of the transactions described in this Agreement shall be deemed to occur at 12:01 a.m. Atlanta, Georgia time on the Closing Date.

Section 2.02         Closing Deliverables.

(a)	At the Closing, Sellers shall deliver to Buyer the following:

(i)    a stock power in the form of Exhibit B hereto and duly executed by each Seller, effecting the assignment to Buyer of the Purchased Stock;

(ii)    copies of all consents, approvals, waivers, pay off letters, releases, Form UCC-3 terminations, and authorizations referred to in Section 2.02(a)(ii) of the Disclosure Schedules, or such other evidence that all Indebtedness of the Seller Companies has been satisfied prior to Closing, in each such case satisfactory to Buyer;

(iii)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by such Seller;

(iv)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of IMMCO certifying as to (A) the resolutions of the board of directors and shareholders of IMMCO, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein; (B) the articles of incorporation and bylaws of IMMCO, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of officers of IMMCO authorized to sign the documents to be delivered by IMMCO hereunder;

(v)    a mutual release (the “Mutual Release”) in a form mutually acceptable to the parties duly executed by each Seller in favor of the Seller Companies;

(vi)    the Funds Flow Agreement (the “Funds Flow”), duly executed by each Seller, the final form of which is attached hereto as Exhibit C;

(vii)    the Lock-Up Letter Agreements (the “Lock-Up Agreements”), the final forms of which are attached hereto as Exhibit D, duly executed by each such Seller;

(viii)    a copy of the independent contractor agreements by and between IMMCO and each of Ramesh and Jana (each, an “IC Agreement”), duly executed by each such Seller;

(ix)    the Lease Amendment between IMMCO and IMMCO Holdings, LLC (“Landlord”), the final form of which is attached hereto as Exhibit E;

(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xi)    a copy of the governing documents of the Seller Companies, the minute books of the Seller Companies, and the record books and equity ledgers relating to the organization, ownership and maintenance of the Seller Companies, in each case, to the extent in the Seller Companies’ possession; provided that, to the extent any such records, documents, files, memoranda or papers of any Seller Company are held or maintained at the principal office location of such Seller Company as of Closing, delivery thereof shall be deemed to have automatically occurred at Closing without further action required by any party;

(xii)    all of the financial and accounting records, documents, files, memoranda and other material papers relating exclusively to the Seller Companies (other than those records which Sellers are required to keep by Law), in each case, to the extent in the Seller Companies’ possession; provided that, to the extent any such records, documents, files, memoranda or papers of any Seller Company are held or maintained at the principal office location of such Seller Company as of Closing, delivery thereof shall be deemed to have automatically occurred at Closing without further action required by any party;

(xiii)    a mutual release and acknowledgement in a form mutually agreeable to the parties (the “IC Phantom Holder Release”), duly executed by the IC Phantom Holder in favor of the Seller Companies;

(xiv)    a release and acknowledgement in favor of the Seller Companies by each of the Phantom Holders (other than the IC Phantom Holder) in a form mutually agreeable to the parties that, upon payment of the applicable Phantom Stock Payment to a Phantom Holder, such Phantom Holder shall have no further rights against the Seller Companies;

(xv)    a stock power in the form of Exhibit F hereto and duly executed by Jana, effecting the assignment by Jana of the Minority Interests to the Buyer Designee; and

(xvi)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the Minority Interests Transfer.

(b)	At the Closing, the Buyer Parties shall deliver to Sellers the following:

(i)    the Funds Flow, duly executed by the Buyer Parties and Drew Eckl & Farnham, LLP, as disbursing agent for Buyer;

(ii)    the Closing Cash in the amounts set forth on Schedule 1.02(b)(ii) by wire transfer of immediately available funds to the accounts of Sellers as set forth on the Funds Flow;

(iii)    restricted stock certificates of OEG evidencing the Closing Stock Consideration, each duly executed by the President (or equivalent authorized officers) of OEG or, a copy of irrevocable instructions to OEG’s transfer agent to issue the Closing Stock Consideration to each Seller pursuant to Section 1.02 hereof;

(iv)	the Lock-Up Agreements, duly executed by OEG;

(v)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of each Buyer Party certifying as to (A) the resolutions of the board of directors of Buyer Party, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein;

(B) the articles of incorporation and bylaws of each Buyer Party, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of officers of the Buyer Parties authorized to sign this Agreement and the documents to be delivered hereunder;

(vi)    a copy of each IC Agreement, each duly executed by IMMCO (on behalf of the Seller Companies);

(vii)    a copy of the Mutual Release, duly executed by IMMCO (on behalf of the Seller Companies) in favor of each Seller;

(viii)	a copy of the IC Phantom Holder Release, duly executed by IMMCO (on behalf of the Seller Companies) in favor of the IC Phantom Holder; and

(ix)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Sellers, as may be required to give effect to this Agreement.

(c)    At the Closing, Keith R. Hayes shall deliver to Buyer an employment agreement with IMMCO in a form acceptable in the discretion of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

IMMCO represents and warrants to Buyer that those statements with respect to and related solely to IMMCO and the India Companies in this ARTICLE III are true and correct as of the Closing Date . Each Seller represents and warrants to Buyer that those statements with respect to and related solely as to himself or herself and not as to any other Seller in this ARTICLE III are true and correct as of the Closing Date. For the avoidance of doubt, the Disclosure Schedules shall delineate the applicable disclosure for each of the respective Sellers and Seller Companies, as appropriate. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers”, “IMMCO’s knowledge”, “knowledge of IMMCO”, and any similar phrases shall mean the actual knowledge of such Seller or IMMCO’s Management Team, as applicable.

Section 3.01 Organization and Authority of the Seller Companies; Enforceability. IMMCO is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and qualified to do business in each jurisdiction where so required. Each India Company is a private limited company duly organized, validly existing and in good standing under the Laws of India, and qualified to do business in each jurisdiction where so required. IMMCO and each Seller has full capacity to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by IMMCO and Sellers of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of the Seller Companies, if any. This Agreement and the documents delivered or to be delivered hereunder have been or shall be duly executed and delivered by IMMCO and Sellers, and (assuming due authorization, execution and delivery by Buyer Parties) this Agreement and the documents to be delivered hereunder shall upon delivery constitute legal, valid and binding obligations of IMMCO and Sellers, enforceable against IMMCO and Sellers in accordance with its respective terms.

Section 3.02 No Conflicts; Consents. Except as set forth on Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by IMMCO and Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (a) violate or conflict with the articles of incorporation, bylaws or other organizational documents of the Seller Companies; (b) violate or conflict with any Law applicable to Sellers or the Seller Companies in any material respect; or (c) result in the creation or imposition of any material Encumbrance on any asset of the Seller Companies (the “Seller Companies’ Assets”) other than Permitted Encumbrances. No consent, approval, waiver or authorization is required to be obtained by IMMCO or Sellers, or from any Governmental Entity in connection with the execution, delivery and performance by Sellers of this Agreement, the documents to be delivered hereunder or the consummation of the transactions described herein.

Section 3.03 Capitalization; Title to Purchased Stock. Section 3.03 of the Disclosure Schedules sets forth the capitalization of each of the Seller Companies. The IMMCO capital stock depicted on Section 3.03 of the Disclosure Schedules (the “Purchased Stock”) is all of the issued and outstanding equity of IMMCO. Each Seller owns and has good title to the Purchased Stock set forth across from his, her, or its name on Section 3.03 of the Disclosure Schedules, free and clear of Encumbrances other than any restriction imposed by or arising from (a) any federal or state securities Laws or (b) any articles of incorporation, bylaws or other organizational documents of IMMCO. Except as set forth on Section 3.03 of the Disclosure Schedules, there are no other options, warrants, or similar instruments evidencing any ownership rights, or rights to acquire ownership rights, in IMMCO. No Seller has any preemptive or right of first refusal with respect to shares of IMMCO. The ISS and SGES capital stock depicted on Section 3.03 of the Disclosure Schedules is all of the issued and outstanding equity of each such company. IMMCO and Jana collectively own and have good title to the capital stock of ISS and SGES set forth across from each of its or her name on Section 3.03 of the Disclosure Schedules, free and clear of Encumbrances other than any restriction imposed by or arising from (a) any applicable India federal or state securities Laws or (b) any certificate of incorporation, bylaws or other organizational documents of ISS and SGES, respectively. There are no other options, warrants, or similar instruments evidencing any ownership rights, or rights to acquire ownership rights, in the either of the India Companies. No other person has any preemptive or right of first refusal with respect to shares of the India Companies.

Section 3.04 Condition of Assets. Except as set forth on Section 3.04 of the Disclosure Schedules, the Seller Companies’ tangible assets (the “Seller Companies’ Tangible Assets”) are adequate for the uses to which they are being put, in each case, ordinary wear and tear excepted, and none of such Seller Companies’ Tangible Assets are in need of material maintenance or repairs.

Section 3.05 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Seller Companies’ Tangible Assets consist of a quality and quantity usable and salable in the ordinary course of business and are carried on the respective Seller Companies’ books at the lower of cost or market value.

Section 3.06         Financial Statements.

(a)    Complete copies of (i) the unaudited financial statements consisting of the balance sheet of IMMCO as of December 31 in each of the calendar years 2018, 2019, and 2020 and the related statements of income for the years then ended (the “IMMCO Historical Financial Statements”), (ii) the audited financial statements consisting of the balance sheet of each of the India Companies as of March 31 in each of the fiscal years 2019, 2020, and 2021 and the related statements of income for the years then ended (the “India Companies’ Historical Financial Statements” and together with the IMMCO Historical Financial Statements, the “Historical Financial Statements”), and (iii) the unaudited consolidated financial statements of the Seller Companies consisting of the consolidated balance sheet of the Seller Companies as of June 30, 2021, and the related consolidated statements of income for the six-month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”), are included as Section 3.06(a) of the Disclosure Schedules.

(b)    Except as set forth on Section 3.06(b) of the Disclosure Schedules, the (i) IMMCO Historical Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period involved, subject to the absence of notes, and in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, (ii) the India Companies’ Historical Financial Statements have been prepared in accordance with generally accepted accounting principles in India (“Indian GAAP”) applied on a consistent basis throughout the period involved, subject to the absence of notes. The Financial Statements fairly and accurately present the financial condition of each of the Seller Companies as of the respective dates in accordance with GAAP or Indian GAAP, as applicable, for which they were prepared and the results of the operations of the Seller Companies for the periods indicated in all material respects; provided, however, that the parties acknowledge and agree that the Seller Companies are anticipated to have no Surplus Cash at the Closing, due to the cash sweep executed by Sellers immediately prior to the Closing pursuant to Section 1.04.

(c)    Except as set forth on Section 3.06(c) of the Disclosure Schedules, there are no material liabilities of the respective Seller Companies other than (i) those reflected or reserved against on the Financial Statements, (ii) those incurred in the ordinary course of business since the date of the Interim Financial Statements, and (iii) those incurred in connection with this Agreement, the documents to be delivered hereunder or the transactions described herein. Each of the respective Seller Companies has paid all of its liabilities as and when due, and collected its receivables in the ordinary course of business consistent with past practice, in all material respects since the date of the Interim Financial Statements.

Section 3.07 Material Contracts. Section 3.07(i) of the Disclosure Schedules identifies each written contract to which each of the Seller Companies is a party that involves in excess of $300,000, in every case, other than contracts that have expired or have been terminated (each, a “Material Contract”). Each Material Contract is valid and binding on the applicable Seller Company in accordance with its terms and is in full force and effect, assuming the due and valid execution by the counterparty. Neither any of the Seller Companies, nor any other party thereto, is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To IMMCO’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Material Contract have been made available to Buyer. Except as set forth on Section 3.07(ii) of the Disclosure Schedules, to IMMCO’s knowledge there are no disputes pending or threatened under any Material Contract. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, IMMCO and Sellers shall not be in breach of this Agreement or of any of IMMCO’s or Sellers’ representations or warranties to Buyer in the event and to the extent that the execution, delivery and performance by IMMCO or Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract in any material respect.

Section 3.08 Permits. Section 3.08 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of the respective Seller Companies obtained from governmental authorities that, in each case, is material to the current business of such companies (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect, and are the only permits material to the operation of the current businesses of the Seller Companies. All fees and charges due and owing with respect to such Transferred Permits as of the Closing Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Transferred Permits that would materially affect any respective Seller Company. There are no notices, filings or consents required with any Governmental Entity with respect to the Transferred Permits in connection with the transactions described in this Agreement.

Section 3.09 Non-foreign Status. Neither of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10 Compliance With Laws. Except as set forth on Section 3.10 of the Disclosure Schedules, at all times in the past three years each of the Seller Companies has complied, and each of the Seller Companies is now complying, with all Laws applicable to each of the Seller Companies, respectively, in all material respects.

Section 3.11 Legal Proceedings. Except as set forth on Section 3.11 of the Disclosure Schedules, there is no, and since January 1, 2017 there has not been any, claim, demand, action, suit, proceeding, audit, litigation, or investigation of any nature (whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity) (“Action”) pending or threatened against or by any of the Seller Companies that either (a) relates to or affects such Seller Company and involves a dispute, or is reasonably expected to result in a liability, of more than $10,000; or (b) challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. To IMMCO’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of IMMCO or Sellers.

Section 3.13         Environmental Matters.

(a)    Each of the Seller Companies is, and has been for the past three years, in material compliance with all Environmental Law and possesses, and are in material compliance with all Environmental Permits required by Environmental Law to conduct the operations of such Seller Company as currently conducted, and during the three years prior to the Closing Date, None of the Seller Companies has received any written notice from any Governmental Entity alleging any noncompliance with any Environmental Law or Environmental Permits. Section 3.13 of the Disclosure Schedules sets forth all environmental reports from third party advisors that are in IMMCO’s or any Seller’s possession and relate to any material environmental matter.

(b)    There is no, and since January 1, 2017 there has not been any, legal proceeding pursuant to Environmental Law pending or threatened in writing against any of the Seller Companies.

(c)    To IMMCO’s knowledge, no real property utilized by any of the Seller Companies contains any hazardous substance in, at, on, over, under, or emanating from such real property in concentrations which would violate any Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on any of the Seller Companies under any Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such hazardous substances in, at, on, over, under, or emanating from such real property.

(d)   “Environmental Law” means any applicable federal, state, local, or foreign laws, ordinances, regulations, judgments, and orders and the common law relating to environmental matters, including provisions pertaining to or regulating pollutants, contaminants, or toxins, air pollution, water pollution, wetlands, watercourses, wildlife, hazardous substances and human exposure thereto, or any other activities or conditions which impact or relate to the environment or nature.

(e)   “Environmental Liability” means any and all Damages alleged by any third party (including any private party or Governmental Entity), arising out of, relating to, or resulting from the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by any of the Seller Companies, as well as any violation or alleged violation of any Environmental Law. This liability includes any cost of removing or disposing of any hazardous substances, any cost of enforcement, cost of investigation or remedial action, and any other cost or expense whatsoever, including reasonable attorneys’, accountants’, engineers’, and consultants’ fees and disbursements, related or relating to the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by any of the Seller Companies.

(f)    “Environmental Permits” means any permit, license, consent, approval, authorization, exemption, variance, registration, filing, notification, waiver, order, authorization, grant or other form of governmental permission or notice required to be obtained from or submitted to any Governmental Entity pursuant to Environmental Law to conduct the operations of any of the Seller Companies.

Section 3.14 Labor and Employment Matters.

(a)    “Employee Benefit Plans” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, sponsored, contributed to, or required to be contributed to by any of the Seller Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any of the Seller Companies.

(b)    Section 3.14(b)(i) of the Disclosure Schedules lists, as of June 14, 2021, the employees of each of the Seller Companies and their current rates of compensation, dates of hire, and position. Except as described on Section 3.14(b)(ii) of the Disclosure Schedules (i) there are no collective agreements or bargaining relationships or other contracts or understandings with any labor organization with respect to any of the Seller Companies’ employees, (ii) neither IMMCO nor Sellers has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Seller Companies, and to IMMCO’s and Sellers’ knowledge no such efforts have occurred within the past three years,

(iii) there is no worker’s compensation liability, experience or matter outside the ordinary course of business, (iv) there are no strikes, slowdowns, work stoppages, material grievances, material unfair labor practices claims or other material employee or labor disputes currently pending or threatened against or involving any of the Seller Companies and none has occurred within the last three years, (v) in the last three years none of the Seller Companies has engaged in any unfair labor practices within the meaning of the National Labor Relations Act (or India equivalent), (vi) during the three year period preceding the Closing Date, none of the Seller Companies has implemented any layoffs of employees that resulted in liability under the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq. (or India equivalent), (vii) there are no pending or threatened in writing complaints or charges against any of the Seller Companies before any Governmental Entity regarding employment discrimination, safety or other employment related charges or complaints, wage and hour claims, unemployment compensation claims, worker’s compensation claims or the like involving any current or former employee of any of the Seller Companies that would materially affect the applicable Seller Company, (viii) each of the Seller Companies is in compliance in all material respects with all Laws and contracts respecting employment and employment practices (including as related to the classification of workers as employees or independent contractors), labor relations, terms and conditions of employment and wages and hours and (ix) no employee of any of the Seller Companies is entitled to any severance pay as a result of the consummation of the transactions described in this Agreement.

(c)    All Employee Benefit Plans maintained by each of the Seller Companies or to which any such Seller Company is obligated to contribute, are listed on Section 3.14(c)(i) of the Disclosure Schedules. Except as set forth on Section 3.14(c)(ii) of the Disclosure Schedules, with respect to the Employee Benefit Plans:

(i)    a copy of each Employee Benefit Plan of each of the Seller Companies has been made available to the Buyer;

(ii)    all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all Laws, including ERISA and the Code (or to IMMCO’s knowledge any India Law equivalent);

(iii)    no Employee Benefit Plan is or has within the last three years been subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA;

(iv)    None of the Seller Companies has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA (or to IMMCO’s knowledge any India Law equivalent);

(v)    each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trust is exempt from Tax under Section 501(a) of the Code, and no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan; and

(vi)    with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on any of the Seller Companies’ Financial Statements.

Section 3.15  Investment Representations. With respect to that portion of the Closing Stock Consideration to be received by a Seller:

(a)    Such Seller is acquiring such Closing Stock Consideration for his, her, or its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Such Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Closing Stock Consideration, or any part thereof, and such Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement.

(b)    Such Seller is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c)    Such Seller has been given the opportunity to ask questions of, and receive answers from, Buyer Parties and their respective officers concerning the terms and conditions of the sale of such Closing Stock Consideration and other matters pertaining to its investment. Such Seller acknowledges that such Seller has been furnished all information that such Seller has requested to the extent that such Seller considers necessary and advisable, and such information is sufficient upon which to base an investment decision.

(d)    Such Seller understands that, until the sale, transfer or assignment of the Closing Stock Consideration has been registered under the Securities Act, such Closing Stock Consideration cannot be sold, transferred or assigned except as may be otherwise permitted under the Securities Act and the rules and regulations promulgated thereunder in effect at the time of sale, transfer or assignment, and then only in compliance with all applicable state securities Laws. A legend will be placed on any certificates representing the Closing Stock Consideration to that effect (and similar restrictions will be recorded in the transfer agent’s and registrar’s records for any shares issued in book-entry form), and OEG may prevent transfers that OEG reasonably believes do not comply with such requirements.

(e)    Such Seller understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Closing Stock Consideration.

Section 3.16 Taxes.

(a)    Except as set forth on Section 3.16(a) of the Disclosure Schedules, all Tax Returns required to be filed by or on behalf of each of the Seller Companies have been duly filed on a timely basis and each such Tax Return is true and complete in all material respects; all Taxes due and payable by each of the Seller Companies that are or have become due have been timely paid in full; and all Taxes that each is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member or third party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Governmental Entity.

(b)    None of the Seller Companies’ Assets is subject to any lien arising in connection with any failure to pay any Tax, other than lien for Taxes not yet due and owing.

(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedules, none of the Seller Companies has been the subject of any audit or investigation by any Governmental Entity with respect to any taxable periods for which the statute of limitations has not expired; no waivers of statutes of limitation have been given or requested with respect to any of the Seller Companies relating to the filing of any Tax Return or the collection or assessment of any Taxes; no written notice has been received by any of the Seller Companies or Sellers from any Governmental Entity that an audit, examination or other administrative or court proceeding involving Taxes for IMMCO is contemplated or pending; and to IMMCO’s knowledge no claim has ever been made by a Governmental Entity in a jurisdiction where any of the Seller Companies does not file Tax Returns that any such Seller Company is or may be subject to taxation in that jurisdiction.

(d)    For U.S. federal and applicable state income Tax purposes, IMMCO has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation up to the Closing Date.

(e)    After the Closing Date, IMMCO shall pay, and Buyer shall (and OEG shall cause the Buyer to) cause IMMCO to pay, to the Sellers any Tax refunds (which shall include overpayment credits) received by any Seller Company and attributable to any Pre-Closing Tax Period, in each case except to the extent such refund is included as a Current Asset (or offset to a Current Liability) in the calculation of Closing Working Capital, as finally determined pursuant to

Section 1.03, or attributable to the carry back of a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date. Buyer shall (and OEG shall cause the Buyer to) pay over to the Sellers any such Tax refund within five (5) business days after actual receipt of such Tax refund (or, in the case of any overpayment credits, within five (5) business days upon filing the applicable Tax Return where such overpayment credit is used to reduce Taxes otherwise payable). Upon the request of Sellers, IMMCO shall, and Buyer shall (and OEG shall cause the Buyer to) cause IMMCO to, take commercially reasonable actions to cooperate in obtaining any Tax refunds related to Pre-Closing Tax Periods.

(f)    Except as otherwise authorized by this Agreement, no party hereto or Affiliate thereof may file or amend or cause the amendment of any Tax Return of such party, or file, revoke or amend any Tax election with respect to any Tax Return of such party, in each case with respect to any taxable period or portion thereof ending on or before the Closing Date, without the written consent of each party hereto.

Section 3.17 Assumed Work in Process Contracts.

(a)    Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list of each contract pursuant to which, as of the Closing Date, any of the Seller Companies is providing to customers products or services related to the Business pursuant to statements of work or work orders that are still in effect and not yet substantially completed (each, a “Work in Process Contract”), together with, in each case, as of June 30, 2021, and as calculated in accordance with each respective company’s historical practices, (i) the actual amounts collected by such company in respect of each Work in Process Contract, (ii) IMMCO’s good faith estimate of the projected revenues from the work currently in process under each Work in Process Contract, and (iii) IMMCO’s good faith estimate of the projected revenues from the work anticipated under each Work in Process Contract that is not yet in process. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the amounts set forth on Section 3.17(a) of the Disclosure Schedules are estimates only and the representations in this Section 3.17 will be deemed to be “inaccurate” or “breached” only if and to the extent the estimates set forth in this Section are determined to not have been made in good faith.

(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedules, except as set forth in the allowance for doubtful accounts in the Financial Statements, and except to the extent paid prior to Closing, all of the accounts receivable of each of the Seller Companies as of three (3) business days prior to Closing (i) represent valid obligations of customers of each such Seller Company arising from bona fide transactions entered into in the ordinary course of business and

(ii)	are not the subject of any pending or unresolved customer dispute.

Section 3.18 Compensation Obligations. Except to the extent payable at Closing pursuant to Section 1.02(b), all compensation, including wages, commissions and bonuses, due and owing to employees, independent contractors or consultants of each of the Seller Companies for services performed on or prior to the Closing Date have been paid in full when due, unless otherwise set forth on Section 3.18 of the Disclosure Schedules. Sellers have obtained the requisite approval of shareholders, consistent with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, for any payment made under the IMMCO and Affiliated Companies 2020 Phantom Stock Incentive Plan that would give rise to any “excess parachute payment,” as that term is defined in Section 280G(b) of the Code such that there are no agreements, contracts, arrangements, or understandings that will trigger “golden parachute” payments under Section 280G of the Code (or India law equivalent) in connection with, or upon the consummation of, the transactions contemplated by this Agreement.

Section 3.19 Workers Compensation. As of the Closing, none of the Seller Companies has any liability for any workers’ compensation claims or worker injury which is not fully covered by third- party insurance (subject to applicable deductibles and co-payments).

Section 3.20 Post-Termination Benefits. Other than as required under Section 601 et. Seq. of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither any of the Seller Companies nor any other employers that are treated, together with any of the Seller Companies or any of their Affiliates, as a “single employer” within the meaning of Section 414 of the Code of its (its “ERISA Affiliates”) has any liability to provide post-termination or retiree welfare benefits to any individual ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

Section 3.21 Insurance. Section 3.21 of the Disclosure Schedules sets forth a true and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, credit and other casualty and property insurance maintained by or on behalf of each of the respective Seller Companies and its Affiliates and relating to the assets, business, operations, employees, officers and directors of Seller Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect as of immediately prior to the Closing. None of the Seller Companies have received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due and owing on such Insurance Policies have been paid when due.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, none of the Seller Companies, Sellers, nor any of their respective Affiliates: (a) has any direct or indirect interest in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Seller Company, (b) has any direct or indirect interest in any material property, asset or right that is owned or used by any Seller Company in the conduct of its business, or (c) is a party to any agreement or transaction regarding the provision or payment, or commitment to provide or pay, any indebtedness, commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from any Seller Company. There is no outstanding indebtedness owed to any of the Seller Companies by any current director, officer, employee or consultant of any of the Seller Companies, Seller, or any of their Affiliates.

Section 3.23 No Adverse Changes. Since the date of the Interim Financial Statements, each of the Seller Companies has operated its business in the ordinary course (other than as relates to the sale of the Seller Companies) and no event or circumstances exist that have caused a Material Adverse Effect on any of the Seller Companies’ business prior to the Closing.

Section 3.24         Customers and Suppliers.

(a)    Section 3.24(a) of the Disclosure Schedules sets forth the top 10 customers of IMMCO based on the dollar amount of revenues received by IMMCO from such customers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Customers”). IMMCO is not involved in any claim, dispute or controversy with any Material Customer that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on IMMCO’s business. The India Companies’ sole customer is and at all times has been IMMCO.

(b)    Section 3.24(b)(i) of the Disclosure Schedules sets forth the top 10 suppliers of Seller Companies based on the dollar amount of purchases from such suppliers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Suppliers”). Except as set forth on

Section 3.24(b)(ii) of the Disclosure Schedules, (i) all Material Suppliers continue to be suppliers of IMMCO, (ii) none of such Material Suppliers has required IMMCO to materially reduce its business with such Material Supplier and, to Sellers’ knowledge, no such requirement of reduction is reasonably expected to occur, and (iii) no Material Supplier has terminated its relationship with IMMCO, nor to IMMCO’s knowledge has any notice been received that any Material Supplier intends to do so. IMMCO is not involved in any claim, dispute or controversy with any Material Supplier that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on IMMCO’s business. Except as set forth on Section 3.24(b)(iii) of the Disclosure Schedules, no supplier to IMMCO represents a sole source of supply for goods and services used in the conduct of IMMCO’s business for which IMMCO reasonably expects it would not be able to obtain a substantially similar source of such supply in the event such supplier ceased doing business with IMMCO.

Section 3.25 Intellectual Property. Section 3.25 of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered and material unregistered trademarks or service marks and applications to register any trademarks or service marks, and registered or material unregistered copyrights and applications for registration of copyrights owned by each of the Seller Companies that are used in the Business. To IMMCO’s knowledge, no claim has been asserted or threatened that the use or exploitation by any of the Seller Companies of any intellectual property set forth on Section 3.25 of the Disclosure Schedules infringes the intellectual property of any third party.

Section 3.26 Title to Assets; Real Property. Seller Companies have good and valid title to, or a valid leasehold interest in, all Real Property and all personal property and other tangible assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or which are not material, individually or in the aggregate, to the Seller Companies’ business operations as currently conducted. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 3.27 Warranty Claims. Since January 1, 2017, there has not been any individual service warranty claim by any customer of IMMCO pursuant to a contract with IMMCO arising from services rendered by IMMCO that exceeded $100,000 for such claim.

Section 3.28 Independent Investigation. Each Seller has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of OEG, each based solely on the OEG Materials (as defined herein) and, in making its determination to proceed with the transactions described in this Agreement, such Seller has relied solely upon (a) the representations and warranties in ARTICLE IV and elsewhere in the documents to be delivered in connection with this transaction, and (b) the results of its own independent review of OEG’s publicly filed SEC Documents (collectively, the “OEG Materials”). Except for the representations and warranties in ARTICLE IV (as modified by the Disclosure Schedules) and the other OEG Materials, (i) Buyer Parties are not making, and Sellers have not and will not rely upon, and are expressly disclaiming any reliance upon, any other statements, representations or warranties whatsoever, express or implied, with respect to Buyer Parties or their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, and Buyer Parties have not provided any other information (financial or otherwise) regarding Buyer Parties to Sellers or their representatives or made available to Sellers or their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, Buyer Parties or the transaction described in this Agreement, and (ii) none of Buyer Parties or Buyer Parties’ officers, managers, agents, representatives or employees or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in the OEG Materials and subject to the limited remedies herein provided.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer Parties jointly and severally represent and warrant to Sellers that the statements in this ARTICLE IV are true and correct as of the Closing Date. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Buyer Parties’ Management Team.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia and has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on its business as now conducted. OEG is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado and has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on its business as now conducted. Each Buyer Party has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of each Buyer Party, respectively. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer Parties, and (assuming due authorization, execution and delivery by IMMCO and Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer Parties enforceable against Buyer Parties in accordance with their respective terms.

Section 4.02         No Conflicts; Consents.

(a)    Except as set forth on Section 4.02(a) of the Disclosure Schedules, the execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not:

(i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of either Buyer Party; (ii) violate or conflict with any Law applicable to Buyer Parties (including, for the avoidance of doubt, federal and state securities Laws and regulations and the rules and regulations of the Nasdaq Stock Market or such other securities exchange or quotation system upon which the securities of OEG may be listed or quoted (the “Principal Market”)); or

(iii) violate or conflict with any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of either Buyer Party. No consent, approval, waiver or authorization is required to be obtained by Buyer Parties from any Person in connection with the execution, delivery and performance by Buyer Parties of this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein.

(b)    Except as specifically stated in this Agreement and as required under the Securities Act or applicable state securities Laws and the rules and regulations of the Principal Market, Buyer Parties are not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Entity or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or described herein in accordance with the terms hereof or thereof. Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional OEG Common Stock and other routine correspondence. The Principal Market has not commenced any delisting proceedings against OEG.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer Parties that is material to Buyer Parties or that challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Buyer Parties.

Section 4.05 Issuance of Stock Consideration. The issuance of the Closing Stock Consideration has been duly authorized by OEG and, when the Stock Consideration has been delivered in accordance with this Agreement on the Closing Date, the Stock Consideration will have been validly issued, fully paid and non-assessable and free from all preemptive or similar rights, Taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of OEG Common Stock. The offer and issuance by OEG of the Stock Consideration is exempt from registration under the Securities Act.

Section 4.06 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash and consummate the transactions contemplated by this Agreement.

Section 4.07 SEC Documents; Financial Statements.

(a)    Since January 1, 2019, OEG has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).

(b)    As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)    Each of the financial statements (including, in each case, any related notes) contained in the SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of the OEG and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

Section 4.08         Listing and Maintenance Requirements.

(a)    The OEG Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and OEG has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the OEG Common Stock pursuant to the Exchange Act nor has OEG received any notification that the SEC is currently contemplating terminating such registration.

(b)    Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG has not, in the 12 months preceding the Closing Date, received any notice from any Person to the effect that OEG is not in compliance with the listing or maintenance requirements of the Principal Market.

(c)    Except as disclosed on Section 4.02(b) of the Disclosure Schedule, OEG is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.09 Blue Sky; Securities Act. OEG has obtained, or if required will obtain, an exemption for or registered or qualified (a) the issuance of the Stock Consideration to Sellers under this Agreement, and (b) any subsequent resale of all of the Stock Consideration delivered to the Sellers, upon the expiration of one (1) year from the Closing Date, under the Securities Act and the securities or “Blue Sky” Laws of the states of the United States in such states as is reasonably requested by Sellers from time to time, and has provided, or will provide, as applicable, evidence of any such action so taken to Sellers.

Section 4.10 Independent Investigation. The Buyer Parties have conducted, to Buyer Parties’ satisfaction, their own independent investigation of the condition, operations and business of the Seller Companies and, in making the determination to proceed with the transactions described in this Agreement, the Buyer Parties have relied solely upon (a) the representations and warranties in ARTICLE III hereof (as modified by the Disclosure Schedules), and (b) the results of their own independent review of the condition, operations and business of the Seller Companies. Except for the representations and warranties in ARTICLE III hereof (as modified by the Disclosure Schedules), (i) none of the Seller Companies or the Sellers is making, and the Buyer Parties have not and will not rely upon, and are expressly disclaiming (including on behalf of the Buyer Parties) any reliance upon, any other statements, representations or warranties whatsoever, express or implied, with respect to the Sellers, the Seller Companies or their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, and (ii) none of the Sellers, the Seller Companies (nor their respective officers, managers, agents, representatives or employees) or any of their respective Affiliates has any authority, express or implied, to make any representations or warranties or agreements not specifically set forth in ARTICLE III hereof (as modified by the Disclosure Schedules) and subject to the limited remedies herein provided.

ARTICLE V COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by Law or stock exchange requirements (which shall be subject to Section 5.05, if applicable), no party shall make any public announcements regarding this Agreement, the documents to be delivered hereunder or the transactions described herein without the prior written consent of all other parties (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Transfer Taxes. Except as otherwise set forth herein, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement and the documents to be delivered hereunder.

Section 5.04         Sellers’ Non-Competition and Non-Solicitations.

(a)    For a period of five (5) years commencing on the day following the Closing Date (the “Restricted Period”), each Seller shall not, and each Seller shall not permit any of its Affiliates (including through the provision of management, advisory, or technical services or through a joint venture or partnership) to, directly or indirectly, engage in or assist others in engaging in the Business in the continental United States, India, Brazil, the Netherlands, or Australia (the “Restricted Business”).

(b)    Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person, whether or not traded on any national securities exchange, if such Seller, as applicable, owns less than 5% of, and is not a member of a group which controls, such Person and does not, directly or indirectly, own more than a minority interest of any class of securities of such Person. As used herein, the term “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (and, for the avoidance of doubt, IMMCO and the India Companies will each be an Affiliate of Buyer immediately following Closing). The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)    During the Restricted Period, as applicable, each Seller shall not, and each Seller shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Buyer or any other Person that, to such Seller’s knowledge after due inquiry with Buyer, is an Affiliate of Buyer (“Known Affiliate”) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(d)    During the Restricted Period, each Seller shall not, and each Seller shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer or its Known Affiliates who were engaged as clients or customers of Buyer or its Known Affiliates within 12 months of such solicitation or enticement for purposes of diverting their business or services from Buyer or its Known Affiliates to a Restricted Business.

(e)    Sellers acknowledge that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or need to prove inadequacy of money damages).

(f)    Sellers acknowledge that the restrictions in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer Parties to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05 Filing of Current Report. OEG agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions described herein, and describing the material terms and conditions hereof and the documents to be delivered hereunder (the “Current Report”). OEG shall permit Sellers to review and comment upon the substantially complete pre- filing draft version of the Current Report at least two days prior to its filing with the SEC, and OEG shall incorporate any and all such comments into the Current Report that is filed with the SEC, as reasonably approved by counsel to OEG.

Section 5.06 Tax Matters.

(a)	Filing of Tax Returns; Payment of Taxes.

(i)    Sellers will, at the expense of Sellers, prepare or cause to be prepared and file or cause to be filed the Final S Corporation Tax Return of IMMCO. “Final S Corporation Tax Return” means IRS Form 1120S, U.S. Income Tax Return for an S corporation (and all corresponding state and local Tax Returns) for the taxable year of IMMCO ending on or prior to the Closing Date.

(ii)    Sellers will prepare or cause to be prepared all Tax Returns of Seller Companies required to be filed following the Closing Date for all Pre-Closing Tax Periods (other than those described in Section 5.06(a)(i)) and for all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with past practice.

(iii)    Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(A)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of IMMCO (and each partnership in which IMMCO is a partner) ended with (and included) the Closing Date; provided, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning following the Closing Date in proportion to the number of days in each period; and

(B)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of IMMCO, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b)    Tax Treatment of Certain Items. The parties hereto agree that all Transaction Expenses and other transactional Tax deductions will be treated as properly allocable to IMMCO in a Pre-Closing Tax Period.

(c)    Cooperation on Tax Returns and Tax Proceedings. Buyer Parties, Sellers and IMMCO will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Seller Companies. Such cooperation will include the retention and (upon request of any other party hereto) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any documents reasonably relevant to such Tax Proceeding; provided, however, that in no event shall Sellers have any obligation to retain records past the date on which the applicable statute of limitations for the Tax year remains open. Each Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer Parties or IMMCO.

(d)    Amended Returns. Except as may be required under Tax Law, neither any Buyer Party nor IMMCO shall amend, or cause any Person to amend, any Tax Return of IMMCO for any Pre-Closing Tax Period without the consent of Sellers if such amendment would have the effect of increasing the Taxes payable in respect of a Pre-Closing Tax Period or reducing the amount of any Tax refunds to which Sellers would be otherwise be entitled.

(e)    Pre-Closing Taxes. Notwithstanding any other provision of this Agreement, Sellers’ liability for Pre-Closing Taxes shall not be subject to any Cap provided herein.

(f)    Certain Other Tax Matters. For all federal, state and local income Tax purposes, The Buyer Parties and the Sellers agree that (i) the transactions contemplated by this Agreement will cause IMMCO’s election under Section 1362(a) of the Code to terminate pursuant to Section 1362(d)(2)(A) of the Code, (ii) the taxable year of IMMCO will end as of the end of the day prior to the Closing Date, (iii) IMMCO will become a member of the Buyer Parties’ consolidated group at the beginning of the day on the Closing Date consistent with Section 1.1502-76(b)(1)(ii)(B)(1) of the Proposed Treasury Regulations, and (iv) the parties will apply the “previous day rule” set forth in Section 1.1502-76(b)(1)(ii)(B)(2) of the Proposed Treasury Regulations. Buyer Parties and Sellers further agree that any income Tax deductions arising from payment of the Phantom Stock Payments, Indebtedness, or Transaction Expenses are “extraordinary items” within the meaning of Section 1.1502-76(b)(2)(ii)(C) of the Treasury Regulations and such transactions will be reflected on IMMCO’s final S corporation Tax Return for the taxable year that ends on the day prior to the

Closing Date (consistent with Section 1.1502-76(b)(1)(ii)(B)(2) of the Proposed Treasury Regulations). None of the Buyer Parties, any Affiliate of the Buyer Parties or the Sellers shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Section 5.06(f), except as may be required pursuant to a “determination” within the meaning of section 1313(a) of the Code (or similar provision of state or local Tax Law).

Section 5.07 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of IMMCO, the India Companies and the Sellers have retained Arnall Golden Gregory LLP (“AGG”) to act as its counsel in connection with the transactions contemplated hereby and that AGG has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of AGG for conflict of interest or any other purposes as a result thereof. Buyer Parties, IMMCO, the India Companies, and the Sellers hereby agree for themselves and on behalf of their respective Affiliates that, in the event that a dispute arises after the Closing in connection with the transactions contemplated hereby between Buyer Parties, IMMCO or the India Companies or any of their Affiliates on the one hand, and the Sellers or their respective Affiliates, on the other hand, AGG may represent the Sellers and/or such Affiliates in such dispute even though the interests of the Sellers and/or such Affiliates may be directly adverse to Buyer Parties, IMMCO or the India Companies or any of their Affiliates, and even though AGG represented IMMCO and the India Companies in connection with the transactions contemplated hereby. Buyer Parties further agree that, as to all communications among AGG, IMMCO, the India Companies, the Sellers, and/or any of their respective Affiliates prior to the Closing that relate to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney–client privilege and the expectation of client confidence belongs to the Sellers exclusively and may be controlled by the Sellers and shall not pass to or be claimed by Buyer Parties, IMMCO or the India Companies or any of their Affiliates. The Privileged Communications are the property of the Sellers exclusively, and from and after the Closing none of IMMCO, the India Companies or any of their Affiliates, or any Person purporting to act on behalf of or through IMMCO or any of its Affiliates will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Buyer Parties, IMMCO and the India Companies together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Sellers after the Closing. The Privileged Communications may be used by the Sellers and/or any of their respective Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement, including in any claim for indemnification brought by Buyer Parties. Notwithstanding the foregoing, in the event that a dispute arises between Buyer Parties and/or IMMCO and/or the India Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, IMMCO and/or the India Companies may assert the attorney–client privilege to prevent disclosure of confidential communications by AGG to such third party.

Section 5.08 Seller Company Liability and Indemnification.

(a)    For a period of six (6) years from the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six (6) year anniversary of the Closing Date), each Seller Company shall, and the Buyer Parties shall cause each Seller Company to, indemnify each present and former director, officer, employee or consultant of the Seller Companies (collectively, the “Seller Indemnified Parties”), in and to the extent of their capacities as such, in respect of actions, omissions or events through the Closing to the fullest extent (i) provided in the organizational documents of the Seller Companies in effect as of April 1, 2021 and (ii) permitted by applicable Law. The obligations under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect any Seller Indemnified Party to whom this Section 5.08 applies without the consent of such Seller Indemnified Party (it being expressly agreed that the Seller Indemnified Parties to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08 and shall be entitled to enforce the covenants contained herein directly as if they were parties hereto).

(b)    For a period of six (6) years from the Closing Date, Buyer and IMMCO will not amend, repeal or modify any provision in the articles of incorporation, bylaws or other organizational documents of any Seller Company, relating to the exculpation or indemnification of, or advancement of expenses to, any Seller Indemnified Party as in effect as of the date immediately prior to the Closing Date in any manner adverse to any Seller Indemnified Party, it being the intent of the parties that any Seller Indemnified Party will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

ARTICLE VI INDEMNIFICATION

Section 6.01 Survival. All representations and warranties herein and all related rights to indemnification and reimbursement shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that (a) each of the representations and warranties in Section 3.01, Section 3.03, Section 3.12, Section 3.22, Section 4.01, Section 4.04, and Section 4.05 (the “Fundamental Representations”), and in Section 3.16 (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable statute of limitations, plus sixty (60) days thereafter; (b) each of the covenants and agreements herein (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable term set forth in this Agreement or, if no such term is provided, the expiration of the applicable statute of limitations; and

(c)    other than for the Fundamental Representations set forth therein, each of the representations and warranties in ARTICLE IV (and all rights to indemnification and reimbursement relating thereto) shall survive the Closing until the twelve (12) month anniversary of the Closing Date.

Section 6.02 Indemnification By Sellers. Subject to the terms hereof, the Sellers, jointly and severally (related to IMMCO and the India Companies), shall defend, indemnify, and hold harmless the Buyer, its Affiliates and their respective directors, officers and employees (excluding for purposes of this use of “Affiliates” the other Seller and his or her Affiliates) (“Buyer Indemnitees”) from and against all Damages, directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of IMMCO or such Seller, as the case may be, in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by IMMCO at any time prior to Closing, or by such Seller at any time, as the case may be, pursuant to this Agreement; or

(c)	Pre-Closing Taxes of the Seller Companies;

provided, however that, notwithstanding the foregoing, each Seller shall be solely liable under Section 6.02(a) to indemnify the Buyer Indemnitees with respect to any breach of any representation or warranty of such Seller on behalf of himself or herself (i.e., not on behalf of IMMCO or on behalf of the other Seller) herein or with respect to any failure by such Seller to perform or observe any term, provision, covenant or agreement herein applicable solely to such Seller.

Section 6.03 Indemnification By Buyer. Subject to the terms hereof, Buyer shall defend, indemnify, and hold harmless Sellers and their respective Affiliates from and against all Damages directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer Parties in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer Parties or, following the Closing, IMMCO, pursuant to this Agreement.

Section 6.04         Indemnification Procedures.

(a)    Whenever any claim shall arise for indemnification hereunder, whether a Direct Claim or a Third-Party Claim (an “Indemnification Claim”), the party entitled to indemnification or reimbursement (the “Indemnified Party”) shall promptly provide written notice (a “Claim Notice”) of such Indemnification Claim to the other party (the “Indemnifying Party”).

(b)    Each Claim Notice shall describe the Indemnification Claim in reasonable detail, include copies of all available material written evidence thereof, and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall, to the extent requested, provide the Indemnifying Party with reasonable access to its and its Affiliates’ books and records during normal business hours upon reasonable advance notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.

(c)    In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume and control the defense of any such Action with counsel it selects in its sole discretion. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification or reimbursement obligations herein provided with respect to any Damages resulting therefrom, subject to the limitations set forth herein. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, unless the settlement involves only money paid by the Indemnifying Party pursuant to its indemnification obligations hereunder or otherwise, in which case no such prior consent shall be required.

(d)    In connection with any claim giving rise to indemnity hereunder other than a Third- Party Claim (a “Direct Claim”), if the Indemnifying Party does not respond within thirty (30) days of receiving the Claim Notice, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement. If the Indemnifying Party disputes its obligation to provide indemnification for such Direct Claim within such thirty (30) day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If unable to reach a mutually agreeable resolution, the dispute shall be resolved in accordance with Section 7.11 hereof.

Section 6.05         Limitations.

(a)    The Buyer Indemnitees shall have no right to recover, and Sellers have no obligation to pay, any amounts pursuant to Section 6.02(a) until the total amount of all Eligible Claims which may be asserted for Damages incurred by the Buyer Indemnitees under Section 6.02(a), in the aggregate, exceeds Two Hundred Thousand Dollars ($200,000.00) (the “Deductible”), in which case the Buyer Indemnitees will be entitled to recover all Damages pursuant to Section 6.02(a) in excess of the Deductible, subject to the other limitations in this ARTICLE VI . An “Eligible Claim” is a claim pursuant to Section 6.02(a) that, when aggregated with all other contemporaneous claims arising from the same set of facts or circumstances, is in excess of $20,000. The Buyer Indemnitees shall have no right to recover any amounts pursuant to Section 6.02(a) for any claim that is not an Eligible Claim. Notwithstanding anything in this Section 6.05(a) to the contrary, the limitations in this Section 6.05(a) shall not apply to the recovery of any Damages (x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from Bad Acts.

(b)	Notwithstanding any other provision of this Agreement to the contrary:

(i)    the maximum aggregate indemnification liability of all Sellers pursuant to Section 6.02(a) shall be an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to the recovery of any Damages

(x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from Bad Acts;

(ii) the maximum aggregate indemnification liability of all Sellers pursuant to

(x)    Section 6.02(a), whether or not relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, and (y) Section 6.02(b), shall not exceed the portion of the Purchase Price actually received in cash or OEG Common Stock (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance) by all Sellers; provided, however, that such maximum aggregate indemnification liability shall not apply to the recovery of any Damages arising or resulting from Bad Acts;

(iii)    in no event will the Sellers be liable under Section 6.02 or otherwise in connection with this Agreement or any document to be delivered hereunder or the transactions described herein for an aggregate amount in excess of the Purchase Price (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance);

(iv)    in no event will any one Seller be liable for Damages to the extent based upon, relating to, in connection with, or arising or resulting from (x) the breach of a representation or warranty made by another Seller; (y) the breach of a covenant committed by another Seller, or (z) Bad Acts committed by another Seller.

(v)    in no event will any Seller be liable for Damages based upon or arising out of any item included in the calculation of the Final Closing Working Capital.

(vi)    in no event will any Seller be liable for Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if Buyer Parties had knowledge of such inaccuracy or breach prior to the Closing.

(vii)    The Buyer Indemnitees’ sole and exclusive remedy for recovery for any Indemnification Claim against any Seller shall be to offset (each an “Indemnification Offset”) the amount of such Indemnification Claim against the Closing Stock Consideration paid to such Seller; provided, however, the foregoing shall not apply if such Indemnification Claim is related to, arose from, or a result of, any inaccuracy in, breach of, or failure to be true of, any Fundamental Representation, or (y) Bad Acts. In determining the amount of OEG Common Stock subject to Indemnification Offset, the OEG Common Stock of the applicable Seller shall be valued at the per share amount of $4.575, regardless of the actual market value of such OEG Common Stock.

(c)    For purposes of this ARTICLE VI, the amount of Damages arising from a breach of any representation or warranty (but not as to whether such breach has occurred) shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.06 Calculation of Losses. In making any determination of the amount of any Indemnification Claim under this Agreement, the applicable Damages will be reduced by any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party or its Affiliates from any source with respect thereto, net of any costs and expenses of such recovery and increase in applicable premiums related to the recovery of such proceeds. Each Indemnified Party shall take reasonable steps to pursue and receive any insurance proceeds or any indemnity, contribution or other similar payment to which it may be entitled relating to indemnifiable Damages hereunder. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 6.07 Tax Treatment. Any payment made by any Person under this ARTICLE VI will, for Tax purposes, be treated as an adjustment to the consideration paid for the Purchased Stock to the extent reasonably related to the value of the Purchased Stock or IMMCO.

Section 6.08 Exclusive Remedies. Except for the Independent Accountant’s review set forth in Section 1.03(c) and except as set forth in Sections 5.04(e) and 7.13 the Indemnified Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Indemnification Claims (other than claims arising from Bad Acts on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI; provided, however, nothing in this Section

6.08    shall limit an Indemnified Party’s right to seek and obtain any equitable relief to which such Indemnified Party shall be entitled or to seek any remedy on account of any party’s Bad Acts.

Section 6.09         Seller Representative.

(a)    Grant of Authority. In order to administer efficiently the assertion, defense, settlement and resolution of any Indemnification Claim pursuant to this ARTICLE VI and any other disputes arising in connection with this Agreement, the Seller Representative shall be exclusively authorized and empowered by each Seller by a Seller’s approval of the transaction contemplated by this Agreement or acceptance of consideration in exchange for such Seller’s Purchased Stock, each Seller shall be deemed to have approved the designation of the Seller Representative as the representative of such Seller and as the true and lawful attorney-in-fact of each Seller, with full power in the Seller’s name and on the Seller’s behalf in connection herewith in the discretion of the Seller Representative, including in connection with any litigation or other dispute resolution involving the transactions contemplated hereby, and to do all things and to perform all acts, including (i) to execute and deliver the Seller Closing Deliverables in Section 2.02 hereof, (ii) to give and receive all notices (including service of process) required to be given by or on behalf of or to any Seller hereunder, (iii) to take any action (or determine not to take action) in connection with the defense, settlement, compromise, arbitration or other resolution of any matter set forth in herein or any Indemnification Claim by any Buyer Indemnitee pursuant to this ARTICLE VI, (iv) to assert, bring, prosecute, maintain, settle, compromise, arbitrate or otherwise resolve on behalf of the Sellers any claim for indemnification by any Seller Indemnitee pursuant to ARTICLE VI, (vi) to take all actions required by the Seller Representative Transaction Documents to distribute any portion of the consideration to the Sellers, (vii) to execute and deliver all agreements, certificates, receipts, instructions, notices and other instruments contemplated by, or deemed advisable in connection with, this Agreement and all transaction contemplated hereunder and hereby, and (x) to take all such other actions (or determine not to take such actions) as the Seller Representative may deem necessary or appropriate in its sole judgment to carry out the foregoing. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Seller, or by operation of Law, whether by death or other event. For the avoidance of doubt, the Sellers shall be bound by any and all actions taken by the Seller Representative on their behalf. Each Seller hereby agrees to receive correspondence from the Seller Representative, including in electronic form.

(b)    Appointment; Removal; Resignation; Vacancies. By the Seller Representative’s execution hereof, it hereby accepts its appointment as the Seller Representative. The Seller Representative may resign at any time upon reasonable notice delivered to Buyer and the Sellers. The Sellers may, at any time, remove the Seller Representative and appoint a substitute representative by written consent signed by the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) who hold, in the aggregate, a majority in interest held by the Sellers. If the Seller Representative is an individual and dies or becomes disabled or incapacitated, or if the Seller Representative is an entity and files for bankruptcy, becomes insolvent or dissolves, or if the Seller Representative, in either case, otherwise becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Sellers who hold, in the aggregate, a majority in interest by the Sellers, shall, by such written consent, appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Seller Representative for all purposes of this Agreement. This initial such appointed substitute Seller Representative shall be Jana.

(c)    Other Powers; Binding Effect. To the extent permitted by Law, any proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Sellers hereunder or under any other document in connection with the transactions contemplated hereunder or hereby, shall be asserted, brought, prosecuted or maintained only by the Seller Representative. All actions, decisions and instructions of the Seller Representative, including the defense, settlement, compromise or other resolution of any matter set forth herein or any Indemnification Claim by any Buyer Indemnitee under ARTICLE VI hereof, shall be conclusive and binding upon all of the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, nor have any claim or cause of action against the Seller Representative for any action taken or not taken, decision made or instruction given by the Seller Representative.

(d)    Reliance. The Buyer Parties shall be able to rely conclusively on the actions, decisions and instructions of the Seller Representative as to the settlement, compromise or other resolution of any matter set forth herein and any Indemnification Claim by any Buyer Indemnitee, or any other actions required or permitted to be taken by the Seller Representative under this

Agreement, and no party hereunder, nor any Seller shall have any claim or cause of action against any Buyer Indemnitee for any action taken by such Buyer Indemnitee in reliance upon the actions, decisions and instructions of the Seller Representative.

(e)    General. The provisions of this Section 6.09 are independent, severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated hereunder. The provisions of this Section 6.09 shall be binding upon the heirs, legal representatives, successors and assigns of each Seller and any references in this Agreement to a Seller shall mean and include the successors to the rights of such Person hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution, assignment or otherwise.

ARTICLE VII MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement, the documents to be delivered hereunder and the consummation of the transactions described herein shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day following the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Buyer Parties, or, after the Closing, any	1924 Aldine Western Road
Seller Company	Houston, Texas 77038
Attention: William Clough
E-mail: wclough@cuiglobal.com

230 Mountain Brook Court
Canton, GA 30115
Attention: Michael E. McCracken

with a copy (which shall not constitute notice) to:	Drew, Eckl & Farnham, LLP
303 Peachtree St. NE
Suite 3500
Atlanta, GA 30308
Attention: Robert L. Welch
E-Mail: welchr@deflaw.com

If to Sellers or Seller Representative:	915 Crofters Pass
Alpharetta, GA 30022
Attention: Ramesh Iyer

with a copy (which shall not constitute notice) to:	Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, GA 30363
Attention: Andrew Hamilton Ellis, Esq.;
Anuj Desai, Esq.
Email: andrew.ellis@agg.com; anuj.desai@agg.com

Section 7.03 Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The word “or” is not exclusive. The words “including” or “include” does not denote or imply any limitation. The phrases “the transactions described in this Agreement” or “the transactions described herein” shall mean the transactions described in this Agreement and the documents to be delivered hereunder. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05         Entire Agreement.

(a)    This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b)    The disclosure schedules delivered in connection herewith (the “Disclosure Schedules”) are incorporated into this Agreement by reference and made a part hereof. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in each other Section of the Disclosure Schedules to the extent that the applicability of such information to such other Section of the Disclosure Schedules is reasonably apparent on its face. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers or IMMCO in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that (a) Sellers may assign their rights to receive any portion of the Purchase Price to any Person without the prior written consent of the Buyer Parties or any other party and (b) Buyer Parties may assign any of their rights hereunder to any financial institution or lender as collateral security for the indebtedness of Buyer Parties or any of their Affiliates used to fund the Purchase Price. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions described herein (other than final and binding determinations of the Independent Accountant as set forth in Section 1.03(c) shall only be instituted in the United States District Court for the Northern District of Georgia or the Civil District Courts of the State of Georgia in Forsyth County, Georgia, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and each party hereto and each of their respective Affiliates irrevocably and expressly agrees that it and they are subject to the jurisdiction of the United States District Court for the Northern District of Georgia or the Civil District Courts of the State of Georgia in Forsyth County, Georgia and shall not assert an objection to such exclusive jurisdiction, including any objection to personal jurisdiction. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.12 WAIVER OF RIGHT TO A JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS DESCRIBED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE

CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13 Specific Performance. The parties agree that irreparable damage for which there is not adequate remedy at law would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to Section 7.11.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement including use of electronic signatures, such as through DocuSign® or similar software, for purposes hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS

RAMESH IYER

JANY IYER

IMMCO, INC

IMMCO, INC.,
a Georgia corporation

By:
Name: Keith Hayes
Title: Chief Executive Officer

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER PARTIES

GIBSON TECHNICAL SERVICES, INC.,

a Georgia corporation

By:

Name: Michael E. McCracken

Title: Chief Executive Officer

OEG

ORBITAL ENERGY GROUP, INC.,

a Colorado corporation

By:

Name: William J. Clough

Title: Executive Chairman and CLO

                                                                                                                        Signature Page to Share Purchase Agreement

Schedule 1.02(b)

EXHIBIT A

CERTAIN DEFINITIONS

“Bad Acts” means any fraud or intentional misrepresentation that has a Material Adverse Effect.

“Business” means (A) means the provision of broadband and wireless technical support services for telecommunications providers and cable television system operators, consisting of (i) plant testing and certification, (ii) network systems design and integration, and fiber splicing, (iii) wireless network design and implementation services, and (iv) utility contracting services, and (B) the provision of fiber optic network design, hybrid fiber coax design, copper network design, 5G wireless design, real-time, automated network design software, design of right of way permits telecom and construction firms, construction drawings, structural design and drafting, as-built updates, geospatial data capture, documentation management, network data (strand, RF, fiber, copper) digitizing and re-posting, address verification, geocoding, network area planning, land base creation, call-before-you-dig, field data integration, wireline network services, iBISS® and related custom software solutions.

“Buyer Designee” means Keith R. Hayes, or such other Person designated by Buyer in writing reasonably in advance of the Closing.

“Buyer’s Management Team” means William Clough, Daniel Ford, Michael McCracken and Jim

O’Neil.

“Closing Statement” means a certificate executed by the Chief Executive Officer of IMMCO attaching a statement setting forth a good faith estimate of the consolidated balance sheet of the Seller Companies as of the open of business on the Closing Date, containing an estimate of Closing Working Capital.

“Closing Working Capital” means (a) the Current Assets of the Seller Companies, less (b) the Current Liabilities of Seller Companies, determined on a consolidated basis as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the United States.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which any Buyer Party will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Seller Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Seller Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements as if such accounts were being prepared as of a fiscal year end.

Exhibit A

“Damages” means, whether arising from Direct Claims or Third-Party Claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements; provided, however, that “Damages” shall not include any consequential damages, incidental damages, special damages, diminutions in value, business interruptions, lost profits, exemplary damages or punitive damages.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any foreign or domestic federal, state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“IMMCO’s Management Team” means Keith R. Hayes, Ramesh, Jana and Sunil Kumar S. “Indebtedness” means, without duplication and with respect to the Seller Companies, all (a)

indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by the Seller Companies on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). For the avoidance of doubt, “Indebtedness” of the Seller Companies shall exclude any Phantom Stock Payments or Transaction Expenses.

“Laws” means any applicable law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors, or developments, that has had or would reasonably be expected to have a material and adverse effect upon the business, operations, assets, liabilities and financial condition of the Seller Companies taken as a whole or the consummation of the transactions contemplated by this Agreement; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States, Indian, Australian or global economy generally or capital, credit or financial markets generally, or (ii) the industries in which any Seller Company operates or in which services of any Seller Company are used, (b) changes in applicable Law (or the binding interpretation thereof), or (c) any change arising in connection with any natural disaster, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such natural disasters, hostilities, act of war, sabotage, terrorism or military actions, shall not, in each case, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur, provided that for clause (a)(ii) such conditions or changes do not disproportionately affect the Seller Companies.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes, assessments and other charges by Governmental Entities that are not yet due and payable; (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums

Exhibit A

not yet due; (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) easements, rights of way, zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction thereover, which do not, individually or in the aggregate, materially detract from the value or impair the present and continued use, operation and maintenance of real property subject thereto; (e) a lessor’s interest in, and any Encumbrances on or affecting a lessor’s interest in, any of real property; or (f) the Encumbrances set forth on Section 3.02(d) of the Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Entity, or other entity or organization.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes of the Seller Companies, or for which and any Seller Company may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date; (b) Taxes of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which the Seller Companies (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date; (c) Taxes of any other Person for which IMMCO is or has been liable as a transferee or successor, by contract or otherwise; and (d) Taxes that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement.

“Real Property” means the real property owned, leased or subleased by the Seller Companies, together with all buildings, structures and facilities located thereon.

“Seller Representative” means, initially, Ramesh.

“Straddle Period” means any Tax period beginning on or before and ending following the Closing

Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty,

Exhibit A

franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all liabilities, costs, fees and expenses incurred by or on behalf of Sellers or Seller Companies prior to and through the Closing (and not paid prior to the Closing) in connection with the negotiation, preparation, execution and delivery of this Agreement, or any other documents contemplated hereby, including all fees and expenses of professionals (including attorneys, accountants and other consultants and advisors). For the avoidance of doubt, “Transaction Expenses” of the Seller Companies shall not include any Phantom Stock Payments or Indebtedness.

Exhibit A